Exhibit 99.1

Array BioPharma to Present Clinical Results on Diabetes Drug at European Diabetes Meeting

- Initiates Dosing ARRY-403 in Patients with Type 2 Diabetes in Phase 1 Multiple Ascending Dose Trial -

BOULDER, Colo.--(BUSINESS WIRE)--October 1, 2009--Array BioPharma Inc. (NASDAQ: ARRY) today announced that a poster on ARRY-403, a novel, oral, glucokinase activator (GKA), will be presented at the European Association for the Study of Diabetes annual meeting, on October 2, 2009, in Vienna, Austria. The poster will provide preclinical and Phase 1 single ascending dose (SAD) clinical data on ARRY-403. The poster will be available as a PDF after it is presented on Array's website at: www.arraybiopharma.com.

The data presented are consistent with the positive top-line results announced in August 2009 showing that ARRY-403 met its primary and secondary endpoints of safety, pharmacokinetics and glucose control in a Phase 1 SAD study. The study included seven dose cohorts, with a total of 41 patients with type 2 diabetes who received either placebo or a single dose of ARRY-403 ranging from 25 mg to 400 mg. ARRY-403 was well tolerated at all doses. ARRY-403 was rapidly absorbed, and exposure was dose-dependent. The pharmacokinetic profile is consistent with once-daily therapeutic dosing. ARRY-403 provided dose-dependent reduction in glucose excursions in response to a standardized meal as well as reduction in 24-hour fasting blood glucose.

Based on these positive results, Array initiated a multiple ascending dose study and recently started dosing patients with type 2 diabetes to evaluate safety, exposure and glucose control over a 10-day period.

About Diabetes

According to the Centers for Disease Control, approximately 24 million (8 percent) Americans have diabetes. Current therapies for this progressive disease are insufficient or have unwanted side-effects creating a need for the development of novel therapeutic approaches. GKAs, such as ARRY-403, represent a promising new class of drugs for the treatment of type 2 diabetes.

About Glucokinase Activation

In normal individuals, the pancreas secretes insulin in response to increased levels of glucose in the blood. Glucokinase (GK) is the enzyme that senses glucose in the pancreas. GK also increases glucose utilization and decreases glucose production in the liver. In patients with type 2 diabetes, there is a reduction of GK activity in the pancreas and the liver. Activating GK lowers blood glucose levels by enhancing the ability of the pancreas to sense glucose, which leads to increased insulin production. Simultaneously, GKAs increase the net uptake of blood glucose by the liver and decrease the production of glucose by the liver.

About ARRY-403

In multiple well-established preclinical in vivo models of type 2 diabetes, ARRY-403 is highly efficacious in controlling both fasting and non-fasting blood glucose, with rapid onset of effect and maximal efficacy within 5 to 8 once daily doses. When combined with existing standard-of-care drugs (metformin, sitagliptin, and pioglitazone), ARRY-403 provided additional glucose control, and reached maximal efficacy after 5 to 7 once daily doses. ARRY-403 did not increase body weight, plasma triglycerides or total cholesterol, whether used as monotherapy or in combination with other diabetes drugs.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer, inflammatory diseases, pain and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the timing and scope of our plans to grow our clinical development and commercialization capabilities, the potential to earn future milestone payments, license fees or royalty revenue, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual reports filed on form 10-K, our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists; and management. We are providing this information as of October 1, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com